SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 1, 2003

FIRSTBANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-14209 (Commission File Number)	38-2633910 (IRS Employer Identification no.)

311 Woodworth Avenue Alma, Michigan (Address of principal executive office)		48801 (Zip Code)

Registrant's telephone number, including area code: (989) 463-3131

Item 7.   Financial Statements and Exhibits.

                   Exhibit

                   99.1   Press release dated July 29, 2003.

Item 9.   Regulation FD Disclosure.

On July 29, 2003, Firstbank Corporation issued a press release announcing that a $0.20 per share quarterly cash dividend will be paid September 12, 2003, to shareholders of record as of August 29, 2003. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 1, 2003	FIRSTBANK CORPORATION (Registrant)
	By:	/s/ Samuel G. Stone Samuel G. Stone Executive Vice President and CFO

EXHIBIT INDEX

99.1      Press Release Dated July 29, 2003 with respect to declaration of a $0.20 per share quarterly cash dividend to be paid September 12, 2003.

EXHIBIT 99.1

Firstbank Corporation Announces Third Quarter Cash Dividend

Alma, MI — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation (Nasdaq: FBMI), announced today that a $0.20 per share quarterly cash dividend will be paid September 12, 2003, to shareholders of record as of August 29,2003.

The rate of $0.20 per share is unchanged from the rate paid in June of 2003. Combined with the impact of the 5% stock dividend paid on December 31, 2002, the cash dividend to be paid on September 12, 2003, represents a 10.5% increase in dividends per share compared to the year-ago level.

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $766 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank — Alma; Firstbank (Mt. Pleasant); Firstbank — West Branch; Firstbank — Lakeview; and Firstbank — St. Johns. Other corporate affiliates include 1st Armored, Inc.; 1st Title; Gladwin Land Company, Inc.; and C. A. Hanes Realty, Inc. Investment services are available through affiliations with CB Wealth Management, N.A., MML Investors Services, Inc., Raymond James Financial Services Inc., and SunAmerica Securities Inc.

Contact:	Samuel G. Stone Executive Vice President and Chief Financial Officer 1-989-466-7325 http://www.firstbank-corp.com